                                                                  EXHIBIT (B)(2)

                                CREDIT AGREEMENT

            THIS CREDIT AGREEMENT (this "AGREEMENT"), dated as of February 28, 2003, is entered into by and between COAST DENTAL SERVICES, INC., a Florida corporation (the "BORROWER"), and DIASTI FAMILY LIMITED PARTNERSHIP, a Nevada limited partnership (the "LENDER").

                              W I T N E S S E T H:

      WHEREAS, pursuant to that certain Revolving Credit, Term Loan and Security Agreement dated as of December 31, 2002 between Borrower and CapitalSource Finance, LLC ("CAPITALSOURCE"), CapitalSource has made available to Borrower a revolving credit facility in a maximum principal amount at any time outstanding of up to Two Million Dollars ($2,000,000), and a term loan (the "CAPITAL SOURCE TERM LOAN") in a maximum principal amount of up to Two Million Dollars ($2,000,000) (collectively, the "SENIOR CREDIT FACILITY"), and, in connection with such Senior Credit Facility, Borrower has granted to CapitalSource a first priority security interest (the "FIRST LIEN") in the assets and property of Borrower;

      WHEREAS, the proceeds of the Capital Source Term Loan are to be used by Borrower to repurchase shares of its outstanding capital stock pursuant to a tender offer (the "STOCK REPURCHASE");

      WHEREAS, Borrower desires to borrow from Lender, on a term loan basis, an aggregate sum not to exceed Three Million Four Hundred Thousand Dollars ($3,400,000.00), the proceeds of which shall also be used by Borrower for the Stock Repurchase; and

      WHEREAS, to induce Lender to make the aforesaid term loan to Borrower, Borrower agrees to make the representations and warranties, and hereby agrees to the covenants, herein contained.

      NOW, THEREFORE, in consideration to the covenants herein contained and of the mutual promises, covenants, conditions and agreements hereinafter set forth, it is agreed by the parties hereto as follows:

                                    SECTION 1
                    TERM LOAN COMMITMENT; SECURITY AGREEMENT

      1.1 TERM LOAN AND TERM NOTE. Subject to the terms and conditions set forth in this Agreement, Lender hereby agrees to lend to Borrower, and Borrower hereby agrees to borrow, in one or more draws to be made from time to time, an aggregate principal amount not to exceed Three Million Four Hundred Dollars ($3,400,000.00). The borrowing and loan made under this Section 1.1 is hereinafter referred to as the "TERM LOAN" or the "LOAN" which shall be evidenced by the term loan promissory note of Borrower in the form of EXHIBIT A hereto (together with any and all amendments, modifications, supplements, substitutions, renewals, extensions and restatements thereof and therefor the "TERM NOTE") and shall be repayable, mature and bear interest as provided therein.

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      1.2 PAYMENTS AND PREPAYMENTS. All sums due and payable to Lender hereunder shall be paid directly to Lender, at its address set forth on the signature page hereto. Such sums shall be payable (i) in immediately available funds, or (ii) at the request of Lender, in shares of common stock repurchased by Borrower in connection with the Stock Repurchase ("REPURCHASED SHARES"), provided, however, that if the Senior Credit Facility is still outstanding and the Repurchased Shares are to be applied to repayment of principal under the Term Loan, Borrower shall obtain the consent of CapitalSource, as necessary, to such repayment of principal with Repurchased Shares. Borrower may, from time to time, prepay, without premium or penalty, the principal amount of the Term Note in whole or in part, payable together with all accrued interest on the principal portion being repaid, provided, however, that if the Senior Credit Facility is still outstanding, Borrower must obtain the consent of CapitalSource prior to making any prepayment on the Term Note. Partial prepayments shall be applied to the Term Note in the inverse order of the maturity of any installments of principal provided for thereunder. Borrower may not reborrow any principal amounts paid under the Term Note or prepaid hereunder.

      1.3 SECURITY INTEREST; COLLATERAL.

      (a) If Borrower obtains the consent of CapitalSource (the "CAPITALSOURCE CONSENT"), the payment and performance of the Obligations (as hereinafter defined) by Borrower shall be secured by a continuing security interest in and lien upon, and pledge to Lender, of all of Borrower's right, title and interest in and to the following (collectively and each individually, the "COLLATERAL"), which security interest is intended to be a second priority security interest (the "SECOND LIEN"), subordinate and junior to the security interest of CapitalSource in such Collateral. If the CapitalSource Consent is obtained, the Collateral shall consent of the following:

            (i) all of Borrower's tangible personal property, including without limitation all present and future inventory and equipment (including items of equipment which are or become fixtures), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any person with respect to any of the foregoing;

            (ii) all of Borrower's intangible personal property, including without limitation, all present and future accounts (as defined in the Uniform Commercial Code in effect in the State of Florida from time to time (the "UCC")) of Borrower, including accounts, accounts receivable, credit card receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles or chattel paper) in each case arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any person with respect to any of the foregoing (collectively, "ACCOUNTS"); securities; contract rights; licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights (collectively, "PERMITS"); general intangibles; chattel paper


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(as defined in Section 9-102 of the UCC); documents; instruments; any promissory note receivables; deposit accounts; letter-of-credit rights and supporting obligations; rights to the payment of money or other forms of consideration of any kind; tax refunds; insurance proceeds, now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing, except for the advances related to the split dollar key man life insurance;

            (iii) all of Borrower's present and future contracts with the United States Government or with any agency thereof, all amendments thereto, and all rights thereunder and the related Accounts arising out of or with respect to any government contract, and all proceeds thereof, now or hereafter owned or acquired by Borrower; provided, however, that Lender shall not have a security interest in any rights under any government contract of Borrower or in the related Account where the taking of such security interest would be a violation of an express prohibition contained in the government contract (for purposes of this limitation, the fact that a government contract is subject to, or otherwise refers to, Title 31, ss. 203 or Title 41, ss. 15 of the United States Code shall not be deemed an express prohibition against assignment thereof) or is prohibited by applicable law; and

            (iv) any and all additions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.

As used herein, "OBLIGATIONS" shall mean all sums due and payable to Lender hereunder, and all present and future obligations, indebtedness and liabilities of Borrower to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, absolute and contingent, due or to become due, matured or unmatured, now existing or hereafter arising under and Loan Documents (as hereinafter defined) or otherwise relating to the Term Note and/or the Term Loan, including without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of Borrower for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower

      (b) Notwithstanding the foregoing provisions of this SECTION 1.3, such grant of a security interest shall not extend to, and the term "Collateral" shall not include, any general intangibles of Borrower to the extent that such general intangibles are not assignable or capable of being encumbered (i) as a matter of law or (ii) under the terms of any license or other agreement applicable thereto without the consent of the licensor thereof or other applicable party thereto, which consent has not been obtained.

      (c) If the CapitalSource Consent is obtained, Lender is hereby authorized to file one or more financing statements, continuation statements or such other documents, for the purpose of perfecting, confirming, continuing, enforcing or protecting the Second Lien.

      (d) If the CapitalSource Consent is obtained, Lender hereby acknowledges and agrees that the Second Lien granted hereunder shall be subordinate and junior to the First Lien granted


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to CapitalSource in connection with the Senior Credit Facility, and any refinancings or replacements thereof

                                    SECTION 2
                       CONDITIONS PRECEDENT TO TERM LOAN

      2.1. DELIVERY OF LOAN DOCUMENTS. The obligation of Lender to make the Term Loan hereunder is subject to the prior receipt by Lender of each of the following documents (collectively, the "LOAN DOCUMENTS"), each of which shall be in form and substance satisfactory to Lender in its sole discretion and the delivery of each of which is a separate and distinct condition precedent to Lender's obligation to make the Term Loan:

      (i) Copy of this Agreement executed by Borrower:

      (ii) Copy of the Term Note executed by Borrower;

      (iii) Executed certificate of the Secretary of Borrower certifying as to the resolutions of the board of directors of Borrower authorizing the borrowing hereunder and the execution of this Agreement, the Term Note and the other Loan Documents hereunder to which it is a party or signatory, and certifying as to Borrower's articles of incorporation and by-laws, with all amendments thereto, and as to the incumbency and signature of the persons executing the Loan Documents, dated as of the date of the Term Note and in form and substance acceptable to Lender;

      (iv) Copy of the articles of incorporation of Borrower, as amended and as certified of recent date by the Secretary of State of Florida and a certificate of good standing of recent date from the appropriate office of the State of Florida and every other jurisdiction in which Borrower has an office or conducts business or is otherwise required to be in good standing;

      (v) In form and substance satisfactory to Lender, each and every agreement, document, note, release, certificate, notice, affidavit, exhibit, schedule, resolution, assignment or financing statement, which Lender may reasonably request from or to be delivered by Borrower from time to time to effect the intent of this Agreement and the Loan Documents.

      2.2 OTHER CONDITIONS PRECEDENT TO TERM LOAN. Notwithstanding any other term or provision of this Agreement, the Term Loan shall not be required to be made by Lender to Borrower if the following conditions precedent to the Term Loan have not been met by Borrower:

            (i) Borrower shall have delivered and Lender shall have received the Loan Documents.

            (ii) Shares of publicly-held common stock of Borrower shall have been tendered to Borrower in connection with the Stock Repurchase in an amount deemed sufficient by Lender, in its sole discretion.

            (iii) Borrower shall have obtained all necessary corporate approval of the execution, delivery and performance of this Agreement, the Term Note and the Loan Documents to


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which Borrower is a party, including, without limitation, approval of the independent directors of Borrower who serve on the audit committee of Borrower.

            (iv) No Event of Default as defined herein, and no event which, with the passage of time or the giving of notice or both, would constitute, mature into or become such an Event of Default, shall have occurred and be continuing.

            (v) The representations and warranties of Borrower set forth in
SECTION 3 hereof shall be true and correct as of the date on which the Term Loan has been requested by Borrower to be made by Lender.

            (vi) Except as disclosed in the historical financial statements or in connection with the Senior Credit Facility, there shall be no liabilities or obligations with respect to Borrower of any nature whatsoever which, either individually or in the aggregate, could reasonably be expected to have any material adverse effect upon or change in the validity or enforceability of any Loan Document, could reasonably be expected to be material and adverse to the value of any of the assets or property of Borrower or to the business, operations, prospects, properties, assets, liabilities or condition of Borrower, or could reasonably be expected to materially impair the ability of Borrower to perform the Obligations or to consummate the transactions under the Loan Documents to which Borrower is a party (hereinafter referred to as a "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT").

                                    SECTION 3
                         REPRESENTATIONS AND WARRANTIES

      As further inducement to Lender to enter into this Agreement and to make the Term Loan hereunder, Borrower represents and warrants, as of the date hereof and as of the date of each disbursement under the Term Loan, the following, which shall survive the execution and delivery of this Agreement, the Term Note and the other Loan Documents and until all of the obligations and indebtedness of Borrower to Lender have been paid, satisfied or discharged in full:

      3.1 CORPORATE EXISTENCE. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified to do business and is in good standing as a foreign corporation in each and every state in which the failure to qualify would have a material adverse affect on the business or financial affairs of Borrower.

      3.2 CORPORATE AUTHORITY. Borrower has all corporate power and authority to own its property and assets and to carry on and engage in its business as it is presently being conducted, and Borrower has all licenses, franchises, permits, certificates of need, provider numbers, consents, approval or authorization necessary or required in connection with the foregoing. The execution, issuance, delivery, and performance of this Agreement, the Term Note and the other Loan Documents to which Borrower is a party or signatory and the incurrence and performance of the obligations and indebtedness of Borrower to Lender hereunder
(i) have been duly authorized by all necessary corporate action of Borrower and have been duly executed and delivered on behalf of Borrower, (ii) except as set forth herein, will not result in the creation or imposition of any lien, security interest, mortgage, charge or any encumbrance of any nature whatsoever upon any of


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Borrower's property or assets, (iii) do not violate any provisions of applicable law, statute, rule, regulation, ordinance, order of any governmental authority binding on Borrower or its properties, (iv) will not violate or contravene or result in a default, event of default or event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default under, any term or provision of Borrower's articles of incorporation or bylaws, any certificates of authority to do business, any order of any court, or any contract, agreement, mortgage, indenture, instrument, judgment or laws to which Borrower is a party or signatory or by which Borrower is bound, except that under the terms of the Senior Credit Facility, the Second Lien on the Collateral cannot be granted to Lender by Borrower unless the CapitalSource Consent is obtained.

      3.3 CONSENTS OR APPROVALS. Except for the CapitalSource Consent which is required in order for Borrower to grant a Second Lien on the Collateral to Lender, no consent, approval or authorization of, or filing, registration or qualification with, any person, governmental, regulatory, or otherwise, is required to be obtained or effected by Borrower in connection with the execution, issuance, delivery and performance of this Agreement, the Term Note and the other Loan Documents to which Borrower is a party or signatory or the incurrence or performance of the obligations of Borrower to Lender hereunder or, if so required, has been duly obtained or effected before the date hereof.

      3.4 BINDING EFFECT AND ENFORCEABILITY. When executed and delivered, each of this Agreement, the Term Note and the other Loan Documents to which Borrower is a party or signatory will be the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

      3.5 OTHER AGREEMENTS. Borrower is not (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to, the ownership, operation, leasing or performance of any of its business or any facility, nor is there any manager with respect to any such facility.

      3.6 FINANCIAL CONDITION. All financial statements and financial information relating to Borrower that have been delivered to Lender by Borrower are accurate and complete and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently


                                       6
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applied with prior periods. Borrower has no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not incurred any Material Adverse Change or, to Borrower's knowledge, any other event or condition that could reasonably be expected to have a Material Adverse Effect.

      3.7 LITIGATION. Except as disclosed on Schedule 5.6 to the Senior Credit Facility, no proceedings, suits, orders, claims, investigations, or other actions are pending before any court or governmental authority or, to its knowledge, threatened against Borrower which, to the extent not covered by insurance, could reasonably be expected to have a Material Adverse Effect.

      3.8 TITLE AND LIENS. Borrower has good, valid and marketable title to, or a valid leasehold interest in, all of its property and assets, whether personal or real, subject to no transfer restrictions or liens of any kind except for the First Lien and any other Permitted Liens, and is in compliance in all material respects with each lease to which it is a party or otherwise bound.

      3.9 INTELLECTUAL PROPERTY. Except as set forth on Schedule 5.11 to the Senior Credit Facility, Borrower does not own, license or utilize, and is not a party to, any patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, copyrights, trade names, trade secrets, software or licenses (collectively, "INTELLECTUAL PROPERTY").

      3.10 TAXES. Borrower (i) has filed all federal, state and local tax returns and reports required by law, and (ii) has paid all taxes, assessments, penalties, interest and any other governmental charges which are or were due and payable except for items that Borrower is currently contesting in good faith and that are described on Schedule 5.8 to the Senior Credit Facility.

      3.11 COMPLIANCE WITH LAW. Except to the extent that the failure to comply or violation could not reasonably be expected to have a Material Adverse Effect, Borrower (i) is in compliance with all laws, statutes, rules, regulations and ordinances applicable to Borrower or Borrower's business, assets or operations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, the regulations thereunder, and all applicable statutes, laws, ordinances, rules and regulations of any governmental authority with respect to regulatory matters, and (ii) is not in violation of any order of any governmental authority or other board, or tribunal. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice that Borrower is not in compliance with any of the foregoing.

      3.12 CORPORATE STRUCTURE; SUBSIDIARIES. Borrower's authorized stock consists of 52,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, $.001 par value per share, of which 2,091,223 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, $.001 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of common stock have been duly authorized and validly issued, and


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are fully paid and nonassessable. Borrower does no own any interest in, and
Borrower does not participate or engage in, any joint venture, partnership or similar arrangement with any person. Borrower has no subsidiaries.

      3.13 HAZARDOUS MATERIALS. Borrower is in compliance in all material respects with all applicable Environmental Laws. Borrower has not been notified of any action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of Borrower under any Environmental Laws, (ii) which otherwise deals with any Hazardous Substance or any Environmental Law, or (iii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance. As used herein, "ENVIRONMENTAL Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other "Superfund" or "Superlien" law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto. As used herein, "HAZARDOUS SUBSTANCES" means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

      3.14 NO DEFAULT. There does not exist any default or Event of Default (as defined in SECTION 5 of this Agreement) or any event, fact, condition or circumstance which, with the giving of notice or passage of time or both, would constitute or result in a default or Event of Default.

      3.15 INSURANCE. Borrower has in full force and effect such insurance policies as are customary in its industry.

      3.16 DISCLOSURE. No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading. There is no fact known to Borrower which has not been disclosed to Lender in writing which could reasonably be expected to have a Material Adverse Effect.


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

                                    SECTION 4
                                    COVENANTS

      Borrower hereby covenants and agrees with Lender that as long as any principal or interest is outstanding under the Term Note and, until the obligations and indebtedness of Borrower to Lender hereunder have been satisfied and discharged in full, Borrower will comply with the following covenants, unless Lender shall give its prior written consent to the contrary:

      4.1 AFFIRMATIVE COVENANTS.

      (a) Use of Proceeds of Term Loan. Borrower will use and apply the proceeds of the Term Loan for the Stock Repurchase.

      (b) Consent of CapitalSource to Security Interest. Borrower shall use its reasonable best efforts to obtain the consent of CapitalSource to the grant of the Second Lien on the Collateral to Lender.

      (c) Corporate Existence. Borrower will maintain and preserve its corporate existence, good standing, certificates of authority, licenses, permits, franchises, patents, trademarks, trade names, service marks, copyrights, leases and all other contracts and rights necessary or desirable to continue its operations and business on a profitable basis and will generally continue the same line of business as that being presently conducted.

      (d) Taxes and Laws. Borrower will pay when due, all taxes, assessments, charges and levies imposed on Borrower or any of its property or assets or which it is required to withhold and pay out and will comply with all applicable present and future laws unless Borrower is contesting in good faith, by an appropriate proceeding, the validity, amount or imposition of the above while maintaining reserves to cover the above, and such contest does not have or cause a material adverse change in Borrower's financial condition or operations and does not impair Borrower's ability to perform its Obligations to Lender hereunder.

      (e) Repair and Maintenance. Borrower will maintain all of its property and assets in good condition and repair and in proper working order, normal wear and tear excepted, and will pay and discharge, or cause to be paid and discharged, when due, the cost of repairs or maintenance to the foregoing and all rental or mortgage payments on the foregoing, and in the event Borrower fails in the foregoing.

      (f) Insurance. Borrower shall maintain insurance with responsible and reputable insurers in such amounts and covering such risks as are customarily maintained by corporations engaged in the same or similar business as Borrower and shall, upon request of Lender, provide Lender with certificates of insurance or copies of insurance policies evidencing such insurance.

      (g) Payment of Obligations. Borrower shall make full and timely indefeasible payment in cash of the principal and interest on the Term Loan and all other Obligations.


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

      (h) Payment of Indebtedness. Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as Lender may deem proper and necessary in its sole discretion shall have been made.

      4.2 NEGATIVE COVENANTS.

      (a) Liens. Borrower shall not create, incur, grant, pledge, permit or suffer to exist, any lien, charge, mortgage, security interest, pledge, conditional sale, title retention or any encumbrance upon or with respect to Borrower's property or assets, whether pursuant to or in connection with borrowed monies or otherwise (collectively, the "LIENS"), except for the following Liens (which are hereinafter collectively referred to as "PERMITTED LIENS"):

            (i) The First Lien under the Senior Credit Facility;

            (ii) If the CapitalSource Consent is obtained, the Second Lien under the Loan Documents;

            (iii) Liens imposed by law for taxes, assessments, or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserve or other appropriate provisions are being maintained by Borrower in accordance with GAAP;

            (iv) Statutory Liens of landlords, carriers, warehousemen, mechanics, and materialmen, and other Liens imposed by law or that arise by operation of law in the ordinary course of business, for sums not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserve or other appropriate provisions are being maintained by Borrower in accordance with GAAP;

            (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of indebtedness), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts;

            (vi) Liens securing purchase money indebtedness of Borrower for the unpaid purchase price of after acquired personal property and which attach only to the personal property purchased;

            (vii) Liens necessary and desirable for the operation of Borrower's business;

            (viii) Liens disclosed in the most recent financial statements of Borrower heretofore delivered to Lender; and


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

            (ix) Liens permitted under the Senior Credit Facility.

      (b) Indebtedness and Capital Expenditures. Borrower shall not create, assume, incur, guarantee, become or be liable for or with respect to any manner of obligations, liabilities or indebtedness whatsoever to any corporation or other person, except with respect to (i) the Obligations and indebtedness of Borrower to Lender hereunder or under the Term Note; (ii) the obligations and indebtedness of Borrower to CapitalSource under the Senior Credit Facility;
(iii) obligations, liabilities or indebtedness disclosed on the most recent financial statements of Borrower heretofore delivered to Lender, as of the date hereof, (iv) purchase money indebtedness incurred in the future acquisition of personal property; (v) obligations permitted under the Senior Credit Facility; and (vi) other types of obligations, liabilities or indebtedness arising or accruing in the ordinary course of business (other than indebtedness for borrowed money or an extension of credit not otherwise permitted hereunder).

      (c) Charter Documents; Dissolution; Use of Proceeds. Borrower shall not
(i) amend, modify, restate or change its oration or formation or bylaws or similar charter documents in a manner that would be adverse to Lender, (ii) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (iii) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, or (vi) use any proceeds for "purchasing" or "carrying" "margin stock" as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.

      (d) False Statements. Borrower will not furnish Lender any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

                                    SECTION 5
                                EVENTS OF DEFAULT

      The following events shall constitute and be deemed Events of Default hereunder:

      5.1 PAYMENT OBLIGATIONS TO LENDER. Failure by Borrower to pay when due any of its Obligations now or at any time hereafter owing to Lender hereunder, under the Term Note or under any of the other Loan Documents and such failure to pay continues for a period of five (5) calendar days after written notice thereof from Lender.

      5.2 DEFAULT IN PERFORMANCE. Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in any Loan Document other than any payment obligation and such violation, breach, default or failure shall not be cured within thirty (30) calendar days commencing from the receipt by Borrower of written notice of such breach, default, violation or failure

      5.3 REPRESENTATION AND WARRANTIES. Any warranty or representation now or hereafter made by Borrower in any Loan Document or in any schedule, certificate, statement, report, financial data, notice or writing furnished in conjunction with any Loan Document, is untrue or incorrect in any material respect or fails to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances in which it was made, on the date as of which the facts set forth therein are stated or certified.

      5.4 EFFECTIVENESS OF LOAN DOCUMENTS OR LIEN. Any of the Loan Documents ceases to be in full force and effect or, if the Second Lien on the Collateral is granted in accordance with this Agreement, such Second Lien ceases to constitute a valid perfected second priority lien in the Collateral and such default with respect to the Second Lien is not cured within five (5) business days after receipt by Borrower of written notice of such breach.

      5.5 INSOLVENCY AND RELATED PROCEEDINGS. If Borrower (i) shall file a petition under any insolvency statute; (ii) authorizes or makes an assignment for the benefit of creditors; (iii) generally shall be unable to pay its debts as they become due; (iv) commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, (v) files a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, or (vi) by any action or failure to act, authorizes, approves, acquiesces, or consents to the commencement or institution of any such proceedings filed or brought against Borrower, and such proceedings are not dismissed within sixty (60) calendar days after the date so filed, commenced or instituted

      5.6 CROSS DEFAULT. If (i) any default occurs under the Senior Credit Facility which is not cured or waived, or (iii) any default occurs, which is not cured or waived, (x) in the payment of any amount with respect to any indebtedness (other than the Obligations hereunder and the obligations under the Senior Credit Facility) of Borrower in excess of $100,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Borrower is a party or to which any of its properties or assets are subject or bound under or pursuant to which any indebtedness in excess of $100,000 was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any indebtedness to accelerate the maturity thereof.

      5.7 STATE ACTION. If any proceeding is instituted or commenced by any state or officer thereof, seeking a dissolution or liquidation of Borrower, or a forfeiture of its articles of incorporation or certificates of authority to transact business as a foreign corporation and Borrower shall fail to vacate any order entered in such proceeding within thirty (30) days.

      5.8 MATERIAL ADVERSE CHANGE. If a Material Adverse Change shall occur, or is reasonably expected to occur, in the operations or financial condition of Borrower, or in the value of the property or assets of Borrower as determined by Lender in its sole and complete discretion.

      5.9 TAX LIENS. If a notice of lien, levy or assessment, is filed or recorded with respect to all or a substantial part of Borrower's assets or property by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, or any taxes or debts owing at any time or times hereafter to any one or more of the foregoing become a lien upon all or a substantial part of the assets or property owned by Borrower unless such notice or lien is a Permitted Lien under SECTION 4.2 hereof or is removed within thirty (30) days after filing or recording of such notice or becoming such lien.

                                    SECTION 6
                          RIGHTS AND REMEDIES OF LENDER

      6.1 TERMINATION OF COMMITMENT AND ACCELERATION. Upon the happening or occurrence of an Event of Default described in SECTION 5.5 above, Lender's commitment to make the Term Loan, if it is not yet terminated, shall immediately terminate, and upon the happening or occurrence of any other Event of Default set forth in SECTION 5, such Event of Default not having been previously cured or waived in writing by Lender, Lender, may, at its sole and complete discretion and option, declare the commitment to make the Term Loan terminated, if it has not yet been terminated. Thereupon, the Term Note and any and all other Obligations, shall be and become forthwith, due and payable without any presentment, demand, protest, notice of any of the foregoing or other notice of any kind, all of which are hereby expressly waived notwithstanding anything contained herein or in the Term Note to the contrary, and Lender shall have all rights and remedies now or hereafter provided by applicable laws and may also exercise any and all rights and remedies hereunder or under the Loan Documents all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by applicable law.

      6.2 RIGHT OF SETOFF. Without limiting the generality of the foregoing, Lender may, at its option, also set off against, appropriate and apply toward the payment of the amounts then due and payable under the Term Note and any and all other Obligations, any indebtedness of Lender to Borrower, howsoever created or arising.

      6.3 ACCESS TO RECORDS. Lender shall have the right to attain access to Borrower's books, records, files, journals or invoices relating to Borrower's business affairs during Borrower's normal business hours in order to copy, extract, verify, audit or review the same.

      6.4 WAIVER. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provisions of this Agreement, the Term Note or any other Loan Documents, or to enforce Lender's rights under the foregoing, shall not waive, effect or diminish or modify the terms or provisions of the foregoing, notwithstanding any conduct or custom, actual or implied, of Lender to the contrary or in refraining from so doing at any time or times. Any suspension or waiver by Lender of an Event of Default or right or remedy hereunder or under any Loan Documents shall not suspend, waive, release or affect any other Event of Default or right or remedy hereunder or thereunder. No Obligations of Borrower to Lender hereunder, no Events of Default and no rights or remedies hereunder or under any Loan Documents shall be deemed suspended or waived by Lender unless such suspension or waiver is in writing signed by a duly authorized officer of Lender and directed to Borrower detailing such suspension or waiver.

                                    SECTION 7
                                  MISCELLANEOUS

      7.1 COSTS OF LOAN DOCUMENTATION AND COLLECTION. Borrower shall pay to Lender upon demand, reasonable attorney and paralegal fees, costs and expenses incurred or paid by Lender in connection with the preparation, negotiation, documentation, administration or enforcement of this Agreement, the Term Note and the other Loan Documents.

      7.2 APPLICABLE LAW. This Agreement, the Term Note and the other Loan Documents have been executed, issued, delivered and accepted in and shall be deemed to have been made under and shall be governed by and construed in accordance with the laws of the State of Florida.

      7.3 SEVERABILITY. This Agreement, the Term Note and other Loan Documents shall be construed and interpreted in such manner as to be effective, enforceable and valid under all applicable laws. If any provision of this Agreement, the Term Note or the other Loan Documents shall be held invalid, prohibited or unenforceable under any applicable laws of any applicable jurisdiction such invalidity, prohibition or unenforceability shall be limited to such provision and shall not affect or invalidate the other provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction, and to that extent, the provisions hereof and thereof are severable.

      7.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      7.5 SECTION HEADINGS. Section headings used in this Agreement are for convenience only and shall not effect the construction or interpretation of this Agreement.

      7.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns; provided, however, that Borrower has no right to assign any of its rights, liabilities, indebtedness or other Obligations hereunder.

      7.7 MERGER CLAUSE. This Agreement, the Term Note and the other Loan Documents constitute the entire agreement between the parties hereto and thereto with respect to the Term Loan and the security therefor and may be amended only by a writing signed on behalf of each such party.

      7.8 NOTICES. Any notices or consents required or permitted by this Agreement shall be (i) in writing and (ii) delivered in person, telexed, telecopied or sent by certified or registered mail, postage prepaid, return receipt requested, or by overnight mail or delivery service to the address set forth below the signatures of Borrower and Lender at the end of this Agreement, unless such address is changed by written notice hereunder, and (iii) deemed duly given upon compliance with the above.

      7.9 CONFIDENTIALITY. Except as required pursuant to applicable law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, each party hereto agrees not to disclose any provision of any Loan Document to any person other than to it's agents, representatives, advisors and officers without the other party's prior written consent, and to inform all such persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other person and to require each of them to be bound by these provisions.

      7.10 CONSENT TO JURISDICTION AND WAIVER OF JURY TRIAL AND OBJECTION TO VENUE. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN HILLSBOROUGH COUNTY, FLORIDA IN ANY ACTION, SUIT OR PROCEEDING COMMENCED THEREIN IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, THE TERM NOTE OR THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS OF BORROWER TO LENDER HEREUNDER OR THEREUNDER, AND WAIVES ANY RIGHT TO JURY TRIAL AND OBJECTION TO VENUE IN CONNECTION THEREWITH.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                        LENDER:
                                        DIASTI FAMILY LIMITED PARTNERSHIP

                                        By:_____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        Address: _______________________________

                                        ________________________________________


                                        BORROWER:
                                        COAST DENTAL SERVICES, INC.

                                        By:_____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                        Address: _______________________________

                                        ________________________________________

                                    EXHIBIT A

                                    TERM NOTE

                            TERM LOAN PROMISSORY NOTE

$3,400,000.00                                                  February 28, 2003

      FOR VALUE RECEIVED, the undersigned, COAST DENTAL SERVICES, INC., a Florida corporation ("BORROWER"), hereby promises to pay to DIASTI FAMILY LIMITED PARTNERSHIP, a Nevada limited partnership ("LENDER"), the aggregate principal amount at any time outstanding of the Term Loan made by Lender to Borrower pursuant to the Loan Agreement, which amount shall not exceed Three Million Four Hundred Thousand Dollars ($3,400,000.00), in lawful money of the United States of America in immediately available funds, with interest thereon, under and pursuant to the Credit Agreement dated as of the date hereof between Borrower and Lender (as it may be amended, supplemented or otherwise modified from time to time, the "LOAN AGREEMENT") all at times and in the manner set forth in the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Loan Agreement.


      1. INTEREST AND PAYMENTS. Borrower promises to pay interest on the outstanding principal amount of this Term Note from the date of initial draw under the Term Note until such principal amount is paid in full either in cash or Repurchased Shares in accordance with the terms of the Loan Agreement. Interest on the outstanding principal amount of this Term Note shall be due and payable monthly in arrears on the first calendar day of each calendar month, commencing one month after the date hereof, at an annual rate of five percent (5%), calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Notwithstanding and without limiting or being limited by any other provision of this Term Note or any Loan Document, any payments or prepayments received under this Term Note shall be credited and applied in such manner and order as described in the Loan Agreement.

      2. MATURITY AND PRINCIPAL PAYMENTS. Unless earlier due and payable in accordance with the Loan Agreement or accelerated under the Loan Documents, the principal hereunder shall be payable in equal principal installments based on a 24 month amortization schedule on the first business day of each month commencing on the earlier of (i) 91 days after repayment in full of the Senior Credit Facility or (ii) April 1, 2006, and if not paid in full earlier, the remaining unpaid principal balance shall be due and payable on the date that is five years after the initial draw under the Term Note.

      3. DEFAULT RATE. Any amount of interest or principal hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest (to the extent permitted by applicable law) payable on demand at an annual interest rate equal at all times to nine percent (9%) per annum.

      4. LOAN AGREEMENT. This Term Note is referred to in, made pursuant to, and entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, (i) provides for the making of the Term Loan by Lender to Borrower in the dollar amount first mentioned above, (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified, and (iii) contains provisions defining an Event of Default and the rights and remedies of the parties thereto.

      5. PREPAYMENTS. This Term Note may be prepaid in whole or in part at any time or from time to time without penalty in accordance with the terms of the Loan Agreement; provided, however, that if the Senior Credit Facility is still outstanding, Borrower must obtain the consent of CapitalSource prior to making any prepayment on the Term Note. All payments hereunder shall be applied first to interest on the unpaid balance at the applicable rate herein specified and then to any installments of principal in the inverse order of maturity thereof. All payments of principal and interest on this Term Note shall be payable in lawful money of the United States of America in immediately available funds at the address of Lender located at 639 Isbell Road, Reno, Nevada 89509, or at such other place as the holder of this Term Note may designate in writing to the undersigned.

      6. PAYMENT DUE ON DAY OTHER THAN BUSINESS DAY. If any payment to be made on or under this Term Note is stated to be due or becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding business day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

      7. LAWFUL LIMITS. If, at any time, the applicable interest rate hereunder is deemed by any competent court of law, governmental agency, board, commission or tribunal, to exceed the maximum rate of interest permitted by applicable law, then, for such time as the applicable interest rate hereunder would be deemed excessive, such interest rate shall be suspended and this Term Note shall bear interest at the maximum rate permissible under such applicable law, but thereafter, the former applicable interest rate hereunder shall be reinstated.

      8. WAIVERS. Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description with respect to this Term Note and the pleading of any statute of limitations as a defense to any demand under, any Loan Document and/or any Obligations. Borrower hereby agrees that the provisions of the Loan Agreement relating to waivers, rights and remedies of the parties hereto shall apply to this Term Note.

      9. GOVERNING LAW. This Term Note shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to its choice of laws provisions.

                                           MAKER:
                                           COAST DENTAL SERVICES, INC.


                                           By:_______________________________
                                           Name: ____________________________
                                           Title: _____________________________